Exhibit 10.4
Schedule of 2005 Compensation Arrangements for Named Executive Officers

With respect to compensation in 2005, the table below sets forth the salary of each of the named executive officers, effective as of January 1, 2005.
The Board's Compensation Committee approved the salaries of Messrs. Woodford and Prichard on November 16, 2004, and the salary of Mr. Fryman on December 22, 2004. The Compensation Committee granted the options listed below on January 2, 2005. Also, on February 15, 2005, the Compensation Committee approved targets for the Registrant's management incentive program for its executive officers. Based upon the Registrant's net income performance relative to 2005 budget, Mr. Prichard may earn up to 40% of his annual salary in bonus compensation. Based upon the Registrant's net income performance relative to 2005 budget, Mr. Fryman may earn up to 22.5% of his annual salary in bonus compensation; based upon the his performance relative to individual performance measures established by the President and CEO, Mr. Fryman may earn up to an additional 7.5% of his annual salary in bonus compensation. Based upon the his performance relative to individual performance measures established by the President and CEO, Mr. Woodford may earn up to an additional 30% of his annual salary in bonus compensation.

                                        2005 Salary    Stock Options
Buckner Woodford
 Chairman                                $ 80,000          1,000
Louis Prichard
 President and CEO                        175,000          4,000
Norman J. Fryman
 Vice President of Sales and Service      113,949            500
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